Exhibit 99.1
Sparton Corporation
Fiscal Year 2010 Third Quarter Financial Results
May 18, 2010
Conference Call Script
{Slide 1 — Cover Page}
MIKE OSBORNE (Sr. VP — Business Development) SPEAKS
Thank you, operator. Good morning and thank you for participating in Sparton’s fiscal 2010 third quarter financial results conference call.
{Slide 2 — Safe Harbor Statement}
Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.
{Slide 3 — Today’s Call Agenda}
Today, Cary Wood, our President and CEO, and Greg Slome, our CFO, will report our fiscal year 2010 third quarter financial results, provide an update on the status of our liquidity and capital resources and review the Company’s fiscal year 2010 year-to-date results. At the end of the narrative, we will allow our investors and other interested parties to ask questions related to the Company’s financial performance and operations. In fairness to all participants, we will ask that one question be asked at a time with the call ending at approximately 11:00am EST.
I would now like to turn the call over to Cary.
CARY WOOD (President & CEO) SPEAKS
Thanks Mike. Good morning and welcome to our fiscal 2010 third quarter call. Today, we will review our third quarter performance and year-to-date results.
{Slide 4 — FY2010 3rd Quarter Consolidated Financial Results}

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We are pleased to report a fiscal 2010 third quarter operating income of $324,000 and net income of $689,000, or $0.07 per share, versus operating income of $74,000 and a net loss of $763,000 or $0.08 loss per share, for the third quarter of fiscal 2009. This is the third consecutive quarter in which the Company has posted pre-tax income, after reporting pre-tax losses for the previous 12 consecutive quarters. The third quarter of fiscal 2009 was the first reporting quarter where the results of the extensive turnaround actions were starting to be realized, and the impact of those actions has led to sustained profitability in fiscal 2010. Although net earnings in the third quarter are lower than the previous two quarters of the current fiscal year, the net result has outperformed our internal projections.
Our consolidated third quarter revenue was $38.6 million, decreasing 29% or $16.0 million from the same period in the prior year. The overall drop in revenue was in line with our expectations and reflects the full disengagement from several significant customer contracts within our EMS business in the second half of fiscal 2009 and the first six months of fiscal 2010. Additionally, anticipated sales softening materialized in the third quarter due to one Medical customer that placed their production orders on hold until they can resolve a field failure issue with a non-Sparton supplied component.
Despite the overall reduction in sales, our gross profit in the third quarter of fiscal 2010 was $5.5 million compared to $4.7 million in fiscal 2009. The gross profit percentage improved from 9% a year ago to 14% in the fiscal 2010 third quarter. The improvement in gross margin was mainly attributable to favorable product mix, improved pricing, favorable material costs, reduced pension costs and the continued effects of successful sonobuoy drop tests. In addition, margin was also favorably impacted by the reduced overhead costs associated with the closing of three plants in the last 18 months, aggressive cost reduction efforts and the continued implementation

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of our lean and quality programs. Partially offsetting the increase was the impact of the significant drop in EMS volume combined with a drop in Medical gross margins experienced in the past quarter as operational right sizing actions that were initiated to off-set the reduction in sales volume will not be realized until future quarters.
Overall, our selling and administrative expenses in the current quarter were relatively flat with that of the prior year. While significantly reduced from the first two quarters, we continued to incur additional restructuring charges in the fiscal 2010 third quarter of $238,000 relating to the restructuring actions which had been previously announced in fiscal 2009, and we believe that these restructuring activities have been substantially completed. Interest expense in the current quarter was $193,000 compared to $398,000 to the same quarter in the prior year. The drop primarily reflects the repayment of the Company’s outstanding bank debt in August 2009. Finally, fiscal 2010 third quarter net income includes a tax benefit of $132,000 resulting from the release of a portion of the Company’s deferred tax asset valuation allowance due to recent tax regulation changes.
Overall, we are pleased with the financial results and operational success achieved in the third quarter as we outperformed to our internal projections.
I would now like to turn over the next portion of today’s call to Greg so that he can update you on our individual segment results and our liquidity and capital resources.
GREG SLOME (CFO) SPEAKS
Thanks Cary.

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{Slide 5 — Medical Operating Results}
For the Medical Device business, sales decreased $3.4 million, or 19%, in the three months ended March 31, 2010 as compared with the same quarter last year. As previously mentioned, this decrease in sales was primarily due to $3.0 million of reduced sales to one customer as production has been placed on hold while the customer resolves a non-Sparton supplied component field failure issue. Additionally, the same customer had elevated volume in the fiscal year 2009 third quarter as it ended a worldwide inventory reduction program in December 2008.
The gross profit percentage on Medical sales decreased from 14% to 10% for the three months ended March 31, 2010 and 2009, respectively. This decline in margins on Medical sales reflects the impact of the overall decrease in sales as well as unfavorable product mix between the two periods, partially offset by greater operating efficiencies from the consolidation of manufacturing operations and the Company’s continued implementation of lean practices.
{Slide 6 — EMS Operating Results}
For the EMS business, sales for the three months ended March 31, 2010 decreased $21.0 million as compared to the same quarter last year. This reduction primarily reflects decreased sales to three disengaged customers whose combined decrease totaled $19.6 million from the prior year quarter. Partially offsetting the decrease were improved sales of $1.5 million to one of our current EMS customers.

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The gross profit percentage on EMS sales increased to 5% in the three months ended March 31, 2010 compared to 4% for the same quarter last year. The quarter over quarter change in gross profit was mainly attributable to the reduced overhead costs associated with the plant closings and the consolidation of EMS operations, improved performance, reduced pension costs, the elimination of foreign currency translation losses, and price increases to certain customers. Offsetting the benefits of these actions was the impact of the significant drop in volume related to the customer disengagements.
{Slide 7 — DSS Operating Results}
For the DSS business, sales for the fiscal 2010 third quarter were significantly above the third quarter of fiscal year 2009, with an increase of $6.6 million, or 87%. The current year growth reflects higher U.S. Navy product volume due to successful sonobuoy lot acceptance testing in the current fiscal year as well as an increase in the awarded annual Navy contracts in production during the respective periods. Additional engineering sales revenue also contributed to the increase. Sonobuoy sales to foreign governments were $2.0 million and $2.9 million in the three months ended March 31, 2010 and 2009, respectively. As discussed in the past, foreign government sales can fluctuate quarter to quarter.
The gross profit percentage on DSS sales increased from 12% in the fiscal 2009 third quarter to 24% in the current fiscal year third quarter. The improvement in gross margin reflects the impact of the significant increase in overall sales volume from the prior year quarter. Additionally, the occurrence of minimal rework costs as a result of successful sonobuoy drop tests in the current year has favorably impacted gross margins. We believe that the Company’s continued

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implementation of lean principles has resulted in improvements in production performance which ultimately has increased the success rate of our U.S. Navy drop tests.
{Slide 8 — Liquidity & Capital Resources}
I would now like to review our current debt and liquidity positions as of the end of the quarter. The only remaining debt outstanding at March 31, 2010 is the remaining balance on a note payable to the former owners of Astro/Sparton Medical of $1.1 million, which is due in June, 2010, and our Industrial Revenue Bonds with the State of Ohio of approximately $1.9 million. During the quarter ended March 31, 2010, the Company made total principal and interest payments of $163,000. Our debt to equity ratio on March 31, 2010 remained at .05 to one.
As of March 31, 2010, the Company had no outstanding borrowings against available funds on its $20 million revolving credit facility provided in August, 2009 by PNC Bank, National Association. The credit facility is subject to certain customary covenants all of which were met at March 31, 2010.
During the third quarter of fiscal year 2010, the Company generated $4.1 million in cash from operating activities, reflecting cash generated from positive operating results, receipt of tax refunds, collection of the Electropac receivable, and the successful management of primary working capital requirements to support sales volumes. These cash inflows were partially offset by cash outlays during the period related to the production of U.S. Navy sonobuoys for which advance billings had been previously received. In addition, $525,000 was received from the sale of a portion of the Company’s interest in Cybernet Systems Corporation. The cash generated

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from operating activities and the partial sale of Cybernet resulted in $16.1 million of cash at the end of the quarter.
Subsequent to the end of the quarter, on May 1, 2010, the Company entered into a long-term lease agreement related to its Coors Road property located in Albuquerque, New Mexico. The 50-year lease agreement provided for one initial payment of approximately $2.5 million which has been received and approximately $800,000 to be paid over three years in a series of annual payments. Ownership of the property will transfer at the end of the lease, or earlier at the option of the lessee, but in no event sooner than the completion of all installment payments and only if the tenant is not in default under the lease agreement. The transaction will be accounted for as a sale of real estate with full profit recognition and will result in a gain on the sale of the property of approximately $3.1 million recognized in the fiscal 2010 fourth quarter.
I would now like to turn the presentation back over to Cary.
CARY WOOD (President & CEO) SPEAKS
{Slide 9 — YTD Results — Sales Highlighted}
Thanks Greg.
I would like to briefly recap our fiscal year-to-date results as of the end of the third quarter and to review the overall improvement in the Company’s financial position as compared to last year.
{Slide 10 — YTD Sales Result Bridge}

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Net sales for the first nine months of fiscal year 2010 were $134 million, down 18% from $163 million as compared to the prior year. The overall drop in revenue was in line with our expectations and primarily reflects the disengagement from several significant unprofitable customer contracts within our EMS business. Shedding those contracts resulted in a 30% reduction in year-over-year sales from fiscal 2009 to fiscal year 2010. However, that reduction has been partially offset by an 8% increase in sales volume with ongoing customers, and a 4% sales increase related to new engineering and production awards in Medical coupled with increased foreign sonobuoy sales in our DSS business unit — all evidence that on-going business development activities are gaining traction.
Due to the Company’s prior financial condition, substantially all business development activities had ceased in fiscal year 2008 prior to the new management team’s arrival. Even though the primary mission in the last 18 months has been on the operational and financial turnaround, a number of business development opportunities within all three business units have been pursued to not only partially offset the current year’s anticipated revenue loss, but to also begin to refill our new business opportunity funnels for future annual growth. The number and contractual value of our developmental projects within Medical and DSS have dramatically increased this fiscal year and the recent $830,000 digital compass production order is evidence of our growing effort to leverage our internally developed intellectual property with vertical offerings in growing markets such as unmanned guided vehicles that are predominantly used in the Defense sector.
{Slide 11 — YTD Results — Gross Profit Highlighted}

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While we have experienced a significant decrease in year-over-year sales, we have substantially increased our gross profit from $11.3 million in the nine months ended March 31, 2009 to $21.1 million in the same period of fiscal 2010, with our gross margin percent increasing from 7% in fiscal 2009 to 16% in fiscal 2010. The primary drivers for this improvement are the numerous turnaround actions implemented in the previous 18 months, favorable sales mix and the deployment of contemporary lean principles and quality strategies.
{Slide 12 — YTD Results — Income before Taxes Highlighted}
Lastly, pre-tax income has dramatically increased from a loss of $6.5 million in the nine months ended March 31, 2009 to earnings of $3.3 million in the nine months ended March 31, 2010, representing a positive $10 million year-over-year swing.
{Slide 13 — Business Development Activities}
In our last quarterly conference call, we discussed the many actions being taken to prepare the Company for profitable growth. As you may recall, in 2008, business development activities were substantially reduced as the Company worked on diagnosing its operational and financial struggles.
In 2009, while the turnaround was in process, we addressed specific items that would prepare the foundation for growth, including the development of pricing strategies, pursuing additional developmental engineering opportunities within DSS and Medical, obtaining additional manufacturing opportunities within EMS, introducing SpartonEXPRESS, and increasing

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business development resources within each operating unit — all of which have been implemented and are contributing to the offset of the EMS customer disengagements.
For 2010 and beyond, a deliberate and targeted growth strategy has been developed and a high level summary was reviewed as part of February’s conference call. To further enhance our growth opportunities, a number of new initiatives are in progress such as implementing a standardized business development organizational design and process, enhancing efforts to market and promote our products and services, attaining manufacturing and business development regional presence, investing in our own new product development projects, and researching and acquiring complementary businesses and/or product lines.
Our strategic growth plan will continue to be part of a dynamic process and has provided us good in-roads and progress to date for year-over-year increases in revenue and profit that we believe will enable us to increase shareholder value.
{Slide 14 — 4th Quarter Outlook}
Finally, I would like to close the presentation by providing a brief outlook on the fourth quarter of fiscal 2010. As you may recall from past calls, we did not originally expect to return to profitability until the third quarter of fiscal 2010. We are extremely pleased with our success in accelerating the turnaround plan which has allowed us to achieve profitability during the past three quarters.
While we continue to expect that fiscal 2010 will be profitable, we anticipate that 4th quarter sales will be relatively consistent with that of the third quarter which is in-line with internal

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expectations. This is primarily due to the deliberate disengagements the Company has made with certain customers and has been partially offset with increases in volume and new business wins. Accordingly, we will continue to analyze our cost structure to ensure it is aligned with our forecasted sales volumes. In addition, we expect the ongoing implementation of our lean and quality efforts to lead to improvements in operating performance. As we move forward, we continue to monitor the health of our businesses and remain vigilant for events or trends that could impede our success as we look to implement our organic and inorganic growth strategies to increase future earnings.
{Slide 15 — Welcome to a New Era}
We are pleased with our year-to-date results as they continue to exceed our internal projections. The entire organization has done an outstanding job of rallying behind our short term mission of returning to profitability, supporting the key imperatives, and preparing the Company for its growth initiatives.
I remain optimistic and confident that the actions we have taken position us to achieve our goal of sustained and improved profitability well into the future.
Many great things are happening . . . the new era continues and we thank you for your support.
MIKE OSBORNE SPEAKS
Thank you, Cary and Greg. We will now open it up for questions. Operator, the first question please.

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After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

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